                                       TELLABS CONTRACT NO.: JDL940399LEG-00

                       JOINT VENTURE AND PARTNERSHIP AGREEMENT



This Joint Venture and Partnership Agreement ("Agreement") is entered into as of April 11, 1994 by and between Advanced Fibre Communications, a California corporation located at 1445 McDowell Boulevard North, Petaluma, California 94975 ("AFC") and Tellabs Operations, Inc. a Delaware corporation, located at 4951 Indiana Avenue, Lisle, Illinois 60532 ("Tellabs").

WHEREAS, both Tellabs and AFC are in the business of manufacturing, marketing and distributing telecommunications products throughout the world;

WHEREAS, Tellabs, either directly or through a wholly-owned subsidiary, and AFC, either directly or through a wholly-owned subsidiary, wish to enter into a joint venture in the form of a general partnership to design, develop, manufacture and distribute a product line and its derivatives, which will allow telephone services to be provided over existing cable television ("CATV") installed coaxial systems as well as other transmission media.

In consideration of the mutual promises and covenants set forth herein, AFC and Tellabs agree as follows:


                                      SECTION 1

                                     DEFINITIONS

1.1      AFFILIATE
         The term "Affiliate" shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity specified. For purposes of this definition, "control" shall mean beneficial ownership of more than 50% of the voting stock of, or more than 50% interest in the income of, such entity.

1.2      ALTERNATE PROVIDERS
         The term "Alternate Providers" shall mean competitive access providers, alternate local transport service providers, alternate local access carriers, multiple system operators, or any company, subsidiary, partnership, co-venture, or other entity providing alternate telephony services. "Alternate Provider" does not include wireless service providers except those affiliated with an Alternate Provider entity ("Wireless Affiliates").

                                                                    Page 1 of 30

- ----------------------
[*] INDICATES CONFIDENTIAL TREATMENT REQUESTED


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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

1.3      BUSINESS PLAN
         The term, "Business Plan" shall mean the business plan approved by the Partners' Committee pursuant to Section 2.8 hereof including but not limited to revenue and income projections, cash flow plans, manufacturing plans, and high-level development plans. The Business Plan shall detail the Company's activities during the development and distribution of the Product and shall contain such other matters as the Partners' Committee shall determine.

1.4      DESIGN COMMITTEE
         The term "Design Committee" shall mean a Design Committee established pursuant to Section 3.2 hereof.


1.5      DISTRIBUTOR
         The term "Distributor" shall mean any person or entity who has been granted the right to distribute any products of AFC or its Affiliate(s) and/or Tellabs or its Affiliate(s), either directly by such party or indirectly under authority granted by such party, subject to the restrictions set forth in Section 6.1.

1.6      EFFECTIVE DATE
         The term "Effective Date" shall mean the date first set forth above in this Agreement.

1.7      END USER
         The term "End User" shall mean any person or entity who has been granted the right to use, but not to distribute, any products sold by AFC and/or Tellabs, either directly by such party or indirectly under authority granted by such party.

1.8      ENHANCEMENTS
         The term "Enhancements" shall mean revisions to a product (Hardware and/or Software) which materially alter and/or add to its architecture or fundamental functionality.

1.9      ENGINEERING DESIGN PACKAGE
         The term "Engineering Design Package" shall mean the set of documentation for the design of the J.V. Product, and shall include, but may not be limited to, engineering design specifications, engineering test specifications, costed bill of materials, parts list, board lay-outs and schematics. The Engineering Design Package shall be designed to comply with the design standards set forth in the MRD, and shall include, at a minimum, the same level and types of documentation developed by AFC for the UMC 1000.

1.10     HARDWARE
         The term "Hardware" shall mean equipment, modules, assemblies and subassemblies but does not include Software.


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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

1.11     IMPROVEMENTS
         The term "Improvements" shall mean fixes, corrections or work-arounds to errors in a product as well as any other improvements in system performance, modifications or revisions which do not materially alter the original functional characteristics of such product.

1.12     INITIAL DESIGN AND DEVELOPMENT PHASE
         The term "Initial Design and Development Phase" shall mean the period of time beginning on the Effective Date and ending on the date that the J.V. Product first becomes generally available, which is defined as the validation review (VR) date.

1.13     J.V. COMPANY
         The term "J.V. Company" shall mean the general partnership formed by the Partners pursuant to the terms of this Agreement.

1.14     J.V. PRODUCT(S)
         The term "J.V. Product(s)" shall mean product components (both Hardware and Software) and their derivatives to be developed by the J.V. Company. Without limiting the generality of the foregoing, J.V. Products do not include UMC 1000 System Components with or without minor modifications as referred to in Section 1.32.


1.15     J.V. PRODUCT TECHNOLOGY
         The term "J.V. Product Technology" shall mean all technical information and know-how developed by or for the J.V. Company and embodied in the J.V. Product(s) including without limitation, Software related thereto, together with all patents and applications for patents throughout the world, all copyrights, all trade secrets, and all other forms of intellectual property relating thereto. Unless otherwise agreed in writing by the Partners, the J.V. Product Technology does not include any other AFC or Tellabs technology including but not limited to the UMC 1000 Technology developed by AFC.

1.16     LICENSED ENHANCEMENTS
         The term "Licensed Enhancements" shall mean Enhancements to the UMC 1000 which are licensed to the J.V. Company hereunder.

1.17     MANUFACTURING RELEASE PACKAGE
         The term "Manufacturing Release Package" shall mean the set of documentation developed by or for the J.V. Company necessary and sufficient to manufacture the J.V. Product, and shall include, but may not be limited to, in-process manufacturing documentation and manufacturing test specifications. The Manufacturing Release Package shall be designed to comply with the manufacturability standards set forth in the MRD, and shall include, at a minimum, the same level and types of documentation used by other joint venture manufacturers of the UMC 1000.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

1.18     MARKET STUDY
         The term "Market Study" shall mean that market information which was developed by Tellabs prior to the Effective Date relating to the J.V. Product(s).

1.19     MRD
         The term "MRD" shall mean the Marketing Requirements Document to be developed pursuant to Section 3.1 hereof, as the same may be amended from time to time. Deliverables to be specified in the MRD shall include, at a minimum, an Engineering Design Package and a Manufacturing Release Package.

1.20     NET CUMULATIVE REVENUE
         The term "Net Cumulative Revenue" shall mean the aggregate Net Selling Price for all UMC 1000 System Components sold by Tellabs or its Affiliates.

1.21     NET SELLING PRICE
         The term "Net Selling Price" shall mean invoice price less credits, returns, shipping costs, taxes and discounts actually paid or allowed but not less fees or commissions to agents, representatives or others, and, where applicable, shall include license fees.

1.22     PARTNER(S)
         The term "Partner" or "Partners" shall mean either Tellabs or AFC, or a wholly-owned subsidiary designated by either or both of them.

1.23     PRE-EXISTING PRODUCT
         The term "Pre-existing Product" shall mean the UMC 1000 product developed by or for AFC as described in Exhibit A hereto. Exhibit A will be agreed upon by the Partners' Committee and attached to this Agreement by April 29, 1994, as provided in Section 3.1 hereof. The Pre-existing Product shall also include those Enhancements listed on Exhibit A, which AFC hereby agrees to develop.

1.24     PRE-EXISTING TECHNOLOGY
         The term "Pre-existing Technology" shall mean all technical information and know-how developed by or for AFC and embodied in the Pre-existing Product (as defined in Section 1.23) whether developed prior to or after the date thereof, including but not limited to Software, together with all patents and applications for patents throughout the world, all copyrights, all trade secrets, and all other forms of intellectual property relating thereto. Without limiting the generality of the foregoing, AFC shall be obligated to ensure that the Pre-existing Technology includes documentation substantially equivalent to that described in Sections 1.9 and 1.17, whether available directly from AFC or a third party such as the manufacturer thereof.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

1.25     PRODUCT(S)
         The term "Product(s)" shall mean the complete system level product (both Hardware and Software) and its derivatives sold pursuant to this Agreement and shall include both J.V. Product(s) and UMC 1000 System Components. The parties intend that the Product(s) will allow telephone services to be provided over existing CATV installed coaxial systems as well as other transmission media.

1.26     PRODUCT SUPPORT PLAN
         The term "Product Support Plan" shall mean the product support plan referred to in Section 7.2, as such plan may be amended from time to time.

1.27     SOFTWARE
         The term "Software" shall mean computer programs, procedures, rules and associated documentation designed to make use of and extend the capabilities of Hardware. Software includes, but is not limited to source codes, object codes for control programs, operating system programs, general application programs, special application programs, programming aids, routines, subroutine translations, compilers, diagnostics, firmware, proprietary VLSI devices, databases, documentation to maintain, describe and use any of the foregoing, and other related programs.

1.28     TERM
         The term "Term" shall mean the term of this Agreement as set forth in
         Section 11.

1.29     TRANSFER
         The term "Transfer" shall mean to sell, transfer or otherwise assign.

1.30     UMC 1000
         The term "UMC 1000" shall mean the AFC product which is currently called the UMC 1000, including any Improvements and Licensed Enhancements embodied therein during the Term of this Agreement.

1.31     UMC 1000 TECHNOLOGY
         The term "UMC 1000 Technology" shall mean all technical information and know-how owned by, licensed to, or developed by or for AFC relating to the UMC 1000, including any Improvements and Licensed Enhancements thereto developed during the Term hereof and offered to and accepted by the J.V. Company, including without limitation, Software related thereto, together with all patents and applications for patent throughout the world, all copyrights, all trade secrets, and all other forms of intellectual property relating thereto.
         Without limiting the generality of the foregoing, the UMC Technology shall include documentation substantially equivalent to that described in Sections 1.9 and 1.17, whether available directly from AFC or a third party such as the manufacturer thereof.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

1.32     UMC 1000 SYSTEM COMPONENTS
         The term "UMC 1000 System Components" shall mean the modules, Software and system assemblies and subassemblies which are substantially identical to those in the UMC 1000, except for any minor modifications, including but not limited to private labeling and software modifications which do not substantially change or supplement their functionality.




                                      SECTION 2

              FORMATION, ORGANIZATION AND MANAGEMENT OF THE J.V. COMPANY

2.1      FORMATION
         Effective as of the Effective Date, the Partners hereby cause the J.V. Company to be formed as a partnership. Each Partner shall own a 50% interest in the J.V. Company.

2.2      CONTRIBUTIONS
         The Partners agree to contribute the following consideration to the J.V. Company:

         a. Within [*] days of the Effective Date, Tellabs (or a wholly-owned subsidiary which has been designated as the Partner) will contribute [*] the J.V. Company, [*] of which will be in the form of a cash contribution and the balance of which will be [*].

         b. Within [*] days of the Effective Date and subject to the terms of the rights set forth in Section 4.1, AFC will make the Pre-existing Technology (except those Licensed Enhancements not yet available) available to the J.V. Company. The Pre-existing Technology is valued at [*]. Thereafter, subject to subsection (c) below, AFC will make available to the J.V. Company
              (i) the Licensed Enhancements defined in Exhibit A as being part of the Pre-existing Technology; (ii) all Improvements relating to the UMC 1000 which become available during the Term hereof; and
              (iii) such other Enhancements as are agreed upon by the Partners, pursuant to subsection (c) below. In the event that a Software release which contains Improvements for the UMC 1000 also contains Enhancements which are not being licensed to the J.V. Company, AFC agrees to provide a separate unbundled fully tested release containing all such Improvements.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         c. The Partners intend that the basic functionality of the Product be kept as close as possible to the basic functionality of the UMC 1000. Accordingly, AFC will offer all other Enhancements to the UMC 1000 to the J.V. Company subject to agreement by the Partners' Committee as to (i) the valuation of such Enhancement and; (ii) a mechanism for maintaining both Partners' equal ownership rights in the J.V. Company.

2.3      MANAGEMENT
         a.   PARTNERS' COMMITTEE
              The J.V. Company will be managed by a Partners' Committee composed of four members. Each Partner shall appoint two (2) members to the Partners' Committee. All Partners' Committee decisions will require the approval of a majority of the members.

              The number of members on the Partners' Committee shall not be increased or decreased without the prior written consent of both Tellabs and AFC. The J.V. Company shall bear all reasonable travel expenses of any member attending a Partners' Committee meeting.

              The Partners will designate one Partners' Committee member as Chairman of the Committee. The Chairman will be responsible for calling and conducting meetings The Chairman shall change on a semi-annual basis and shall be designated first by Tellabs, then by AFC on an alternating basis.

              Partners' Committee meetings shall be held at least quarterly during the Initial Design and Development Phase at times and places to be determined by the Partners' Committee, and notice of such meetings (including agenda items to be discussed) shall be given by the Chairman not less than 20 days in advance (which 20-day period may be shortened by written waiver of the members or actual attendance at a special committee meeting).

         b.   GENERAL MANAGER
              If the Partners' Committee decides to hire a full-time general manager for the J.V. Company, the Partners shall jointly agree upon the individual selected. If agreed by both Partners, the general manager may be added to the Partners' Committee of the J.V. Company. In such an event, any decision requiring majority approval of the Partners' Committee will require the vote of at least one AFC appointed Partners' Committee member and one Tellabs appointed member.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         c.   MANAGEMENT STRUCTURE
              The J.V. Company shall have managers with such responsibilities and reporting relationships as shall be determined by the Partners" Committee.

2.4      MATTERS SUBJECT TO PARTNERS' COMMITTEE APPROVAL
         a. All decisions of the J.V. Company are subject to approval by the Partners through the Partners' Committee unless expressly delegated to the Design Committee pursuant to Section 3.2 hereof. The Partners' Committee, by majority vote, shall have the power to delegate to other managers of the J.V. Company any decisions within the ordinary course of business of the J.V. Company. Without limiting the generality of the foregoing, the following actions require Partners' approval:

              i. The distribution or reinvestment of profits or any other payment of any kind with respect to the Partners, subject to the terms of Section 2.4b below;

              ii.       The investment or allocation of surplus funds;

              iii.      The transfer of any amount to reserves;

              iv. The organization of, or the acquisition or disposition of any interest in the legal or beneficial ownership of, any other company or business organization;

              v. Except as expressly authorized in this Agreement, any sale, assignment, transfer, license or other disposition of any manufacturing rights, know-how, technology, trademarks, trade secrets or good will, or the grant of any license or sublicense to manufacture the J.V. Product;

              vi. Any agreement or transactions with any party hereto or any of their Affiliates, other than purchases, licenses or sales of product specifically authorized herein;

              vii. The selection or change of the manufacturer for the J.V. Products;

              viii.     The adoption or any material revision of the MRD;

              ix.       Any change in the transfer prices charged by the J.V.
                        Company;

              x. The adoption of and amendments to the Product Support Plan referred to in Section 7.2;

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

              xi. Any material change in the J.V. Company's organization (including reorganizations of departments or reallocation of responsibilities of key employees);

              xii.      Approval of any financial statements of the J.V.
                        Company;

              xiii.     Appointment of and any change in the J.V. Company's
                        public    accounting firm/auditor;

              xiv. Any material change in accounting principles or procedures to be applied to the J.V. Company;

              xv. Any acquisition, sale or lease of the J.V. Company's assets or business or any capital improvement not contemplated by the then current MRD;

              xvi.      Any purchase, sale or lease of real property;

              xvii. The acquisition of any patent rights, technology, know-how, trademarks, trade secrets or good will, or of a license thereunder, except as specifically provided in this Agreement;

              xviii. Any establishment or material revisions of plans to develop or commercialize new products or services, of project priorities or of allocation of resources to projects (including localization of software and porting projects) other than as specified in the MRD;

              xix. Borrowing of any funds or entry into any capital leases;

              xx.       Adoption of and amendments to the Business Plan;

              xxi. Any member of the Partners' Committee engaging in or planning to enter into any of the following types of transactions; (i) business that competes with the business of the J.V. Company; (ii) transactions between the J.V. Company and either the member or a third party on whose behalf the member is acting, and (iii) any other transaction between the J.V. Company and a third party, in which the member has an interest contrary to that of the J.V. Company; and

              xxii. The adoption of and amendments to Exhibits A, B, C and E to this Agreement.

                                      [*]


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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

                                      [*]

2.5      PUBLIC ACCOUNTING FIRM/AUDITOR/LEGAL
         The J.V. Company shall have one auditor to be determined by the Partners' Committee by May 15, 1994. Any changes to the auditor must be approved by the Partners' Committee. In the event that the J.V. Company requires legal services, the Partners' Committee shall select an outside law firm, not currently representing either Partner.

2.6      FINANCIAL STATEMENTS AND ACCOUNTING RECORDS
         During the Term, financial statements for the J.V. Company, including, without limitation, a balance sheet and income statement, shall be submitted by the J.V. Company to the Partners within twenty (20) days after the end of each quarter and within thirty (30) days after the end of the fiscal year for such year. Each of the annual statements shall be audited and certified by the auditor retained by the J.V. Company. Each of the quarterly statements shall be reviewed by the auditor. Such quarterly and annual statements shall be prepared on an accrual basis in accordance with U.S. generally accepted accounting principles. Additionally, and in any event, the J.V. Company shall provide monthly financial statements to the Partners as they may request from time to time. Notwithstanding the foregoing, estimated balance sheets and income statements for the J.V. Company shall be made available to Tellabs as soon as possible after the end of each Tellabs quarter, but no later than three (3) business days after the end of each Tellabs quarter and four (4) business days after the end of Tellabs' fiscal year.

2.7      RIGHT OF INSPECTION
         Both Partners shall have full access to all properties, books and account records and the like of the J.V. Company and the J.V. Company shall furnish to each Partner all information concerning the same which such Partner may reasonably require in connection with completing an examination thereof, and each Partner shall have the right to make copies from the books and records of the J.V. Company at any reasonable time. Any information obtained through exercise of said right of access shall (i) be used by such Partner only for purposes which are consistent with its status as a partner in the J.V. Company and not for the pursuit of business interest outside the J.V. Company (except to the extent such Partner shall otherwise have rights for access to such information or to the extent used to determine compliance with this Agreement) and (ii) be subject to the confidentiality provisions of Section 8.4 and 8.5.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

2.8      BUSINESS PLAN
         Prior to the beginning of each calendar year during the Term, the Partners' Committee shall determine and approve the Business Plan for the J.V. Company, for such year. The Business Plan may be amended only by the Partners' Committee.

2.9      FUTURE FINANCINGS
         Unless the Partners otherwise agree in writing, if the Partners' Committee determines that the J.V. Company requires financing in excess of that provided pursuant to Section 2.2, the J.V. Company shall seek to obtain additional funding in the following priorities:
         a.   loans by the Partners;
         b.   third party debt with or without guarantees by the Partners;
         c.   further equity investments by the Partners; or
         d.   equity investments by third parties.

         If loans are made by the Partners, the interest rate will be a competitive rate set by the Partners' Committee. For any loans by the Partners during the first year, the rate shall be [*].

         In the event that the Partners' Committee decides to require additional equity investments by the Partners, the investment shall take such form as is agreed upon by the Partners' Committee including but not limited to cash, technology rights or royalty adjustments.

         Unless the Partners otherwise agree in writing, all guarantees of debt or equipment lease financings, loans or additional investments provided by the Partners shall be provided in proportion to their ownership interests in the J.V. Company. Each Partner shall be entitled to purchase a pro rata share of any issuances of partnership interests in the J.V. Company to retain its percentage interest relative to the other Partner and the other Partner's Affiliates In the event that the Partners' Committee approves the investment by any third parties in the J.V. Company, the dilution caused thereby shall be shared equally by the Partners. If the additional investment is made by either Partner or an Affiliate of such Partner, the other Partner shall be entitled to increase it; investment in order to maintain its pro rata partnership interest.

2.10     PERMITTED TRANSFERS/ RIGHT OF FIRST REFUSAL
         The Partners agree not to Transfer their rights or interests in the J.V. Company except in accordance with each of the following restrictions:

         (a) Before January 1, 1997, neither Partner shall be permitted to Transfer its ownership interest in the J.V. Company without the prior written consent of the other Partner.


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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         (b) If a Partner wishes to Transfer its ownership interest on or after January 1, 1997, the offering Partner shall first give written notice to the other Partner stating its intention to transfer, the name of the proposed transferee and the price, terms and conditions of the proposed Transfer.

         (c) The other, non-offering Partner shall have the right to purchase all (but not less than all) of the ownership interest offered, which right shall be exercisable by written notice to the offering Partner not later than the expiration of thirty (30) days after delivery of the written notice of intention to sell. The price and terms shall be the price and terms stated in the notice.

         (d) If the (other Partner does not exercise its right to purchase all of the offered interest within such thirty (30) day period, the offering Partner may within Sixty (60) days after expiration of such right, Transfer its interest to the transferee named in the notice; provided that (i) such Transfer is not at a lower price or on terms more favorable to the transferee than those specified in the written notice; (ii) prior to such Transfer, such transferee agrees in writing to undertake all the applicable rights and obligations of the offering Partner under this Agreement.

         (e) The restrictions and other provisions of this Section 2.10 shall apply to any other J.V. Company ownership interest (or options, warrants or other rights to acquire the J.V. Company ownership interest) acquired by a Partner during the Term.

         (f) The right of first refusal provided by this Section 2.10 shall not apply to a Transfer by both Partners to a third party pro rata with respect to their respective interest in the J.V. Company or to a transfer by a Partner to any Affiliate of the Partner, provided that prior to such Transfer the Affiliate agrees in writing to undertake all the rights and obligations of the Partner under this Agreement.

2.11     CASH MANAGEMENT, DISBURSEMENT AND INVESTMENT POLICIES
         All cash (including the initial cash contribution by Tellabs), disbursements and investments of the J.V. Company shall be handled in accordance with the terms of Exhibit F to this Agreement. Any amendments to Exhibit F must be agreed upon by the Partners' Committee.






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                                       TELLABS CONTRACT NO.: JDL940399LEG-00


                                      SECTION 3

                            DESIGN AND DEVELOPMENT PROGRAM

3.1 FINALIZATION OF MRD, INITIAL BUSINESS PLAN, AND EXHIBITS A, B, C AND E By April 22, 1994, the MRD, the initial Business Plan and Exhibits A. (as referred to in Section 1.23), B (as referred to in Section 3.4), C (as referred to in Section 5.2) and E (as referred to in Section 7.1) will be completed and submitted to the Partners' Committee for approval. If the Partners" Committee has not approved the MRD, the initial Business Plan and Exhibits A, B, C and E by April 29,1994 (as such date may be extended by written agreement of the Partners) then, at the option of either Partner, this Agreement shall be terminated with the effect detailed in Section 13. 3(a) hereof.

3.2      DESIGN COMMITTEE
         The Partners' Committee of the J.V. Company will establish a Design Committee whose purpose will be to establish design and development direction for the Product. This Design Committee will be comprised of two individuals each from Tellabs and AFC, including one engineering/ design and one marketing person from each Partner. In addition, Tellabs will assign a key program manager, who will reside in Petaluma, California throughout the Initial Design and Development Phase of the project, and will report to the Partners' Committee or general manager of the J.V. Company as well as serve as the fifth member of the Design Committee. The Design Committee will be responsible for developing and reporting to the Partners' Committee, for its approval (prior to any execution) any material changes to the MRD relating to design definition, development plan, market plan and budget for development of the Product.

3.3      DEVELOPMENT RESPONSIBILITIES
         The J.V. Company shall develop the J.V. Product in accordance with the MRD. Any material changes to the MRD which are identified by the Design Committee will be submitted to the Partners' Committee and are subject to Partners' Committee approval. AFC will provide general architectural consulting for the UMC 1000. Both AFC and Tellabs will design the architecture for the J.V. Product. Tellabs shall provide the systems engineering and hardware and software design engineers to perform the design and development. During the preliminary stages of the development, AFC will provide, at no charge, reasonable technical assistance to assist Tellabs" engineers in understanding the UMC 1000 Technology not to exceed 500 staff-hours unless agreed by AFC. Unless otherwise agreed by the Partners, the development work during the Initial Design and Development Phase will be conducted at AFC's facilities in Petaluma, California.

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         The J.V. Company will develop the Product as two distinct products with unique features designed in to protect the individual market rights of the respective Partners, as described in Section 6. These features will include both physical and functional differences designed to prevent the migration of the Product into markets for which rights have not been granted.

3.4      COMPENSATION FOR RESOURCES PROVIDED BY PARTNERS
         Tellabs and AFC shall be compensated by the J.V. Company for resources provided by such Partner as set forth in Exhibit B to this Agreement, as such exhibit may be amended from time to time. Exhibit B will be agreed upon by the Partners' Committee and attached to this Agreement by April 29, 1994, as provided in Section 3.1 hereof




                                      SECTION 4

                                    RIGHTS TO USE

4.1      RIGHT TO USE UMC 1000 TECHNOLOGY
         Subject to the terms and conditions of this Agreement; AFC hereby grants to the J.V. Company a non-exclusive, irrevocable, perpetual, royalty-free, worldwide right to use the Pre-existing Technology for the purpose of developing the J.V. Product and making Improvements and Enhancements to the J.V. Product. The rights granted herein shall also include the right to have the Product manufactured for the J.V. Company, subject to the terms and conditions hereof. AFC shall offer and grant to the J.V. Company equivalent rights (i) to an Improvements to the UMC 1000 developed by AFC during the Term of this Agreement and
         (ii) all Enhancements which are agreed upon pursuant to Section 2.2 hereof. The rights granted herein shall also include the right to make minor modifications to the UMC 1000 System Components including but not limited to private labeling and software modifications which do not substantially change or supplement their functionality. Except as set forth in Section 4.1 of Exhibit D hereto, during the Term of this Agreement, AFC agrees not to grant a license or right to any third party to use the UMC 1000 Technology to develop, have developed, manufacture, have manufactured, sell, market or distribute a product having functional characteristics and capacities which are similar to the UMC 1000 and/or the J.V. Product unless such license or right expressly prohibits the sale, marketing and distribution of such product to Alternate Providers, both directly and indirectly. Prior to entering into a relationship with any third party which involves the license of or right to use the UMC 1000 Technology, AFC will review the terms of such relationship with the Partners' Committee.

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

4.2      RIGHTS TO MARKET STUDY
         Subject to the terms and conditions of this Agreement, Tellabs hereby grants to the J.V. Company a non-exclusive, irrevocable, perpetual, royalty-free, worldwide right to use the Market Study for the purpose of developing the J.V. Product and making decisions relating to future features and markets for the Product.




                                      SECTION 5

                               MANUFACTURING AND SUPPLY

5.1      MANUFACTURING RIGHTS
         The J.V. Company will procure assemblies, subassemblies and final system products for the Product from the most cost effective source, provided, however, that Tellabs shall be given preference as the manufacturer provided that its price and quality to the J.V. Company for the Product is substantially competitive with alternate manufacturers. AFC shall have the right to direct the J.V. Company to subcontract the manufacture of AFC's requirements for the J.V. Product to another party, provided that AFC demonstrates to the Partners' Committee that the cost thereof is competitive with the then current manufacturer and provided that AFC continues to purchase all of its requirements for the J.V. Product from the J.V. Company. Proposed manufacturers will be obligated to provide complete details on costs, including materials, assembly, and overhead, for finished/tested assemblies or product to allow for an effective evaluation and selection of the lowest cost manufacturer.

5.2      TRANSFER PRICE
         The Product(s) will be sold from the manufacturer to the J.V. Company at an agreed upon price. Prices for the Product from the J.V. Company shall be determined by the Partners' Committee and set forth on Exhibit C to this Agreement by April 29, 1994, as provided in Section
         3.1. Any amendments to Exhibit C shall be approved by the Partners' Committee.

5.3      PURCHASE AND SALE OF PRODUCT
         a. During the Term of this Agreement the J.V. Company will sell and supply to Tellabs (and its Affiliates) and, Tellabs (and its Affiliates) will be required to purchase from the J.V. Company, all of its requirements for the Products, including any Improvements and Licensed Enhancements thereto, on the terms and conditions set forth in this Agreement.

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         b. During the Term of this Agreement, the J.V. Company will also sell and supply Products including any Improvements and Licensed Enhancements thereto, to the AFC Partner, on terms and conditions set forth in this Agreement. The AFC Partner will be required to purchase only its requirements for the J.V. Product from the J.V. Company.

5.4      PURCHASES FROM AFC'S THIRD PARTY MANUFACTURERS
         Unless and until the J.V. Company selects another manufacturing source, the J.V. Company shall have the right to purchase Products (including UMC 1000 System Components) from AFC's third party manufacturers. AFC will authorize such manufacturers to sell directly to the J.V. Company at prices no higher than those offered to AFC for the same components for the UMC 1000 at the same time. The J.V. Company shall be responsible for any additional costs charged by the manufacturers for changes made to the UMC 1000 System Components for the J.V. Company.



                                      SECTION 6

                                   MARKETING RIGHTS


                                      [*]

                                       TELLABS CONTRACT NO.: JDL940399LEG-00



                                      [*]

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

                                      SECTION 7

                                       SERVICES

7.1      GENERAL SERVICES
         AFC agrees to provide accounting, engineering services (CAD design, etc.), personnel, manufacturing (MRP, sourcing, etc.), facilities and general management/ administration services to the J.V. Company pursuant to the terms of the Services Agreement to be agreed upon by the Partners' Committee and attached as Exhibit E to this Agreement by April 29, 1994, as provided in Section 3.1 hereof. Any amendments to Exhibit E shall be agreed upon by the Partners' Committee. In the event the Partners' Committee determines that certain of such services will be provided by Tellabs, a similar Services Agreement will be signed with Tellabs.

7.2.     PRODUCT SUPPORT PLAN
         As soon as possible following the Effective Date, the Partners will jointly develop, and submit to the Partners' Committee for approval, a Product Support Plan for handling responsibility for Product support, including but not limited to sustaining engineering. Any amendments to the Product Support Plan shall be agreed upon by the Partner's Committee.



                                      SECTION 8

        INTELLECTUAL PROPERTY OWNERSHIP AND RIGHTS IN CONFIDENTIAL INFORMATION

8.1      OWNERSHIP OF J.V. PRODUCT TECHNOLOGY
         Subject to the rights granted under this Agreement, all right, title and interest in and to the proprietary rights in the J.V. Product Technology including any Improvements and Enhancements thereto developed by the J.V. Company, shall be vested in and shall remain in the J.V. Company and both Partners will have joint ownership thereof, subject to the various restrictions on use set forth herein.

8.2      OWNERSHIP OF UMC 1000 TECHNOLOGY
         Subject to the rights granted by AFC under this Agreement and subject to the matters disclosed in Section 8.2 of Exhibit D, all right, title and interest in and to the proprietary rights in UMC 1000 Technology shall be vested in and shall remain in AFC and/or its Affiliates. Notwithstanding the foregoing, any minor modifications to the UMC 1000 Technology made by the J.V. Company including but not limited to private labeling and software modifications which do not substantially change or supplement its functionality, shall be deemed to be

                                       TELLABS CONTRACT NO.:  JDL940399LEG-00

         owned by the J.V. Company and both Partners will have joint ownership thereof, subject to the various restrictions on use set forth herein.

8.3      OWNERSHIP OF THE MARKET STUDY
         Subject to the rights granted by Tellabs under this Agreement, all right, title and interest in and to the proprietary rights in the Market Study shall be vested in and shall remain in Tellabs and/or its Affiliates.

8.4      TELLABS CONFIDENTIAL INFORMATION
         AFC acknowledges that Tellabs claims that certain information to be disclosed by Tellabs to AFC under this Agreement is confidential and proprietary information of Tellabs ("Tellabs Confidential Information"). No information shall be considered Tellabs Confidential Information unless (a) for information disclosed in writing, the writing is marked "confidential" or "proprietary," or with words of similar import, at the time of disclosure to AFC, or (b) for information disclosed orally, the confidential nature of the information is indicated at the time of disclosure and the information is summarized in a writing indicating its confidential nature that is delivered to AFC within twenty (20) days after disclosure. AFC agrees, during the term of this Agreement and for five (5) years after its termination for any reason, to protect Tellabs Confidential Information against disclosure or dissemination using the same standard of care and procedures which it uses to protect its own proprietary information of a similar nature. Information shall not be considered to be Tellabs Confidential Information if it can be demonstrated by written record that it (a) was already known by AFC without restriction; (b) was or became publicly known through no wrongful act of AEC; (c) was received from third parties subject to no restriction of confidentiality; (d) was independently developed by AFC; or (e) was disclosed by Tellabs to any third party without an obligation of confidentiality. Nothing contained herein shall prohibit AFC from disclosing Tellabs Confidential Information to the extent (but only to the extent) such disclosure is required by law or government regulation, provided that AFC shall use all reasonable efforts to give Tellabs advance written notice of such mandated disclosure. AFC has or will secure a written agreement containing substantially these terms from each employee of AFC who will have access to Tellabs Confidential Information.

8.5      AFC CONFIDENTIAL INFORMATION
         Tellabs acknowledges that AFC claims that certain information to be disclosed by AFC to Tellabs under this Agreement is confidential and proprietary information of AFC ("AFC Confidential Information"). No information shall be considered AFC Confidential Information unless
         (a) for information disclosed in writing, the writing is marked "confidential" or "proprietary," or with words of similar import, at the time of disclosure to Tellabs, or (b) for information disclosed orally, the confidential nature of the information is indicated at the time of disclosure and the information is summarized in a writing indicating its confidential nature that is delivered to Tellabs, within twenty (20) days after

                                       TELLABS CONTRACT NO.:  JDL940399LEG-00

         disclosure. Tellabs agrees during the term of this Agreement and for five (5) years after its termination for any reason, to protect AFC Confidential Information against disclosure or dissemination using the same standard of care and procedures which it uses to protect its own proprietary information of a similar nature. Information shall not be considered to be AFC Confidential Information if it can be demonstrated by written record that it (a) was already known by Tellabs without restriction; (b) was or became publicly known through no wrongful act of Tellabs (c) was received from third parties subject to no restriction of confidentiality; (d) was independently developed by Tellabs; or (e) was disclosed by AFC to any third party without an obligation of confidentiality. Nothing contained herein shall prohibit Tellabs from disclosing AFC Confidential Information to the extent (but only to the extent) such disclosure is required by law or government regulation, provided that Tellabs shall use all reasonable efforts to give AFC advance written notice of such mandated disclosure. Tellabs has or will secure a written agreement containing substantially these terms from each employee of Tellabs who will have access to AFC Confidential Information.

8.6      INDEPENDENT DEVELOPMENT
         Nothing contained in this Agreement shall be construed as a restriction on either Partner's right independently to develop, manufacture, acquire and sell or otherwise distribute, for itself or others, any product whether or not it is similar in function to the Product, the J.V. Product or the UMC 1000, provided that such development, manufacture, acquisition, sale or other distribution does not violate any of the provisions of this Agreement. No payment shall be due to either party by reason of such independent development, manufacture and/or sale or other distribution. Notwithstanding the foregoing, if after the Effective Date hereof, Tellabs develops or acquires a similar or functionally equivalent product and thereafter sells such product in the Alternate Provider market in territories in which Tellabs has exclusively for the Products, the J.V. Products and the UMC 1000 System Components, the exclusivity provided for in
         Section 6 for such territories will be deemed deleted. None of the products being marketed by Tellabs or any of its Affiliates as of the Effective Date, including any future Enhancements and Improvements thereto, will be deemed to be "similar or functionally equivalent products."

                                       TELLABS CONTRACT NO.:  JDL940399LEG-00

                                      SECTION 9


9.1      GENERAL

         Tellabs agrees to pay royalties to AFC for all UMC System Components sold, licensed or otherwise distributed by Tellabs [*] according to the following schedule: [*]

                                       TELLABS CONTRACT NO.: JDL940399LEG-00


9.3      AUDIT
         AFC shall be entitled to have an independent third party auditor, reasonably acceptable to Tellabs, audit compliance with this Section 9 no more frequently than once each calendar year. In the event the auditor finds that royalties have been underpaid by more than 10% of the corrected total royalty for the period audited, Tellabs shall pay the audit fees. Otherwise, AFC shall bear the cost of the audit.



                                      SECTION 10

                             WARRANTY AND INDEMNIFICATION

10.1     OWNERSHIP WARRANTY AS TO UMC 1000 TECHNOLOGY
         AFC represents and warrants to Tellabs and the J.V. Company that (i) the UMC 1000 Technology is original with and is owned solely by AFC;
         (ii) the UMC 1000 Technology does not infringe any patent, copyright, trade secret or other proprietary rights of any third party; (iii) AFC is the sole and exclusive developer of the UMC 1000 Technology; (iv) AFC has not previously or otherwise granted any other right in UMC 1000 Technology to any third party which may conflict with the rights granted herein to Tellabs; and (v) AFC has the full power to enter into this Agreement, to carry out its obligations contained herein, and to grant the rights in the UMC 1000 Technology granted herein to the J.V. Company. The disclosures set forth in Section 8.2 of Exhibit D shall in no way limit the warranties contained in this Section 10.1 or the indemnification rights contained in Section 10.2.

10.2     INDEMNIFICATION FOR BREACHES OF OWNERSHIP WARRANTY
         Notwithstanding any other provision contained in the Agreement, AFC shall defend at its sole expense any claim, demand, or suit against the J.V. Company, or Tellabs, its Affiliates, Distributors, or End Users alleging a breach of any of the warranties set forth in the preceding Section 10.1 and shall pay the full amount of any settlement or judgment resulting from any such claim, demand or suit, including reasonable costs and attorney's fee, provided that Tellabs promptly informs AFC in writing of any such claim, demand or suit, and, at AFC's request and expense, provides AFC with all reasonably available information, assistance and authority to enable AFC to defend the same. Tellabs shall not settle any such claim, demand or suit without AFC's prior consent. In addition, following notice of a claim or demand or a threatened or actual suit, AFC shall, at its own expense, either procure for Tellabs, its Affiliates, Distributors and End Users the right to continue full enjoyment of the rights and licenses granted under this Agreement with respect to any licensed subject matter that is subject to such claim, demand or suit, or replace or modify the same to make them non-infringing. If AFC elects to replace or modify such subject matter, the
                                                                   Page 22 of 30

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         replacement or modification shall substantially meet the performance specifications of the replaced material and shall be usable by Tellabs, its Affiliates, Distributors, and End Users as a direct replacement for the replaced material without any need for modification thereof. AFC agrees further to pay all costs incurred by Tellabs in connection with such replacement or modification. If Tellabs reasonably concludes that AFC may not be able to satisfy a potential judgment or that AFC is not adequately protecting Tellabs' interests in such claim, demand or suit, Tellabs may control the defense of such claim, demand or suit at AFC's expense. AFC agrees that it will not enter into any settlement of such claim, demand or suit without the consent of Tellabs, which consent will not be unreasonably withheld. AFC shall have no liability hereunder to the extent that such liability results from modifications to the UMC 1000 or the UMC 1000 Technology which were made by the J.V. Company, Tellabs, or any of their agents or distributors.

10.3     LIMITATION OF LIABILITY
         NEITHER PARTNER SHALL BE LIABLE TO THE OTHER OR TO THE J.V. COMPANY FOR ANY LOST PROFITS, LOSS OF DATA OR FOR ANY OTHER INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES, EXCEPT AS EXPRESSLY LIMITED BY LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PARTNERS DISCLAIM ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.4     INSURANCE
         Each of the Partners shall deliver to the other and to the J.V. Company, and shall keep current at all times during the Term hereof, Certificates of Insurance evidencing insurance coverages satisfactory to the Partners' Committee.

10.5 PRODUCT LIABILITY, PERSONAL INJURY AND PROPERTY DAMAGE Notwithstanding anything to the contrary herein, AFC shall indemnify and save harmless Tellabs and the J.V. Company from any loss or damages (including reasonable attorney's fees) incurred by Tellabs or the J.V. Company because of claims, suits, or demands resulting from personal injury or property damage, to the extent such loss or damage is caused by or results from defects in the UMC 1000 Product or the UMC 1000 Technology or the negligent or willful acts or omissions of AFC or its employees or agents provided: (i) AFC is promptly notified in writing of any suits, claims, or demands for which AFC is responsible under this indemnity; (ii) AFC is given full opportunity and authority to assume the sole defense of and settlement of such suits; and (iii) AFC is furnished upon request, with all information and reasonable assistance available to Tellabs and the J.V. Company for defense against any such suit, claim or demand. To the extent that the injury or damage results from the negligent or willful acts or

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         omissions of Tellabs or its employees or agents, Tellabs shall indemnify and defend AFC and the J.V. Company in accordance with the same terms. Nothwithstanding the foregoing to the extent that the injury or damage results from (i) defects in the J.V. Product or J.V. Product Technology, (ii) modifications to the UMC 1000 made by the J.V. Company; or (iii) the integration of the J.V. Product with the UMC 1000, the J.V. Company shall be liable therefor.


                                      SECTION 11

                                  TERM OF AGREEMENT


11.1     TERM
         The Term of this Agreement shall be fifteen (15) years from the date first set forth above, unless sooner terminated as provided herein.

11.2     TERMINATION
         This Agreement and the J.V. Company created hereby shall be subject to termination prior to the end of the Term for the reasons set forth in
         Section 13.



                                      SECTION 12

                                       DEFAULT


12.1     DEFAULT OF TELLABS
         Tellabs shall be deemed to be in material default under this Agreement upon the occurrence of any of the following:

         a. In the event that Tellabs fails to perform or comply with any material term or condition of this Agreement and fails to cure such failure within thirty (30) days after receipt of written notice; provided, however, that an alleged default in making payments hereunder shall not be deemed a material default if and while Tellabs reasonably disputes the obligation to make such payments or the amount due.

         b. In the event that Tellabs or any of its Affiliates (i)attempts to assign, mortgage, transfer, sublicense or otherwise encumber its rights hereunder to the J.V. Product Technology (or any Improvements thereof) or the UMC 1000 Technology (or any Improvements thereto), or to grant rights to any third party which are prohibited by the terms of this Agreement except in each case, as expressly authorized hereby; and (ii) fails to cure such default within thirty (30) days after receipt of written notice thereof.

                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         c. In the event that Tellabs ceases to do business, becomes insolvent, becomes subject to a receiver or trustee, becomes subject to a voluntary or involuntary petition under the United States Bankruptcy Laws, or attempts to make any assignment for the benefit of creditors.

12.2     DEFAULT OF AFC
         AFC shall be deemed to be in material default under this Agreement upon the occurrence of any of the following:

         a. In the event that AFC fails to perform or comply with any material term or condition of this Agreement and fails to cure such failure within thirty (30) days after receipt of written notice; provided, however, that an alleged default in making payments hereunder shall not be deemed a material default if and while AFC reasonably disputes the obligation to make such payments or the amount due.

         b. In the event that AFC or any of its Affiliate (i) attempts to assign, mortgage, transfer, sublicense or otherwise encumber its rights hereunder to the J.V. Product Technology (or any Improvements thereto), or to grant rights to any third party which are prohibited by the terms of this Agreement except, in each case, as expressly authorized hereby; and (ii) fails to cure such default within thirty (30) days after receipt of written notice thereof.
         c. In the event that AFC ceases to do business, becomes insolvent, becomes subject to a receiver or trustee, becomes subject to a voluntary or involuntary petition under the United States Bankruptcy Laws, or attempts to make any assignment for the benefit of creditors.

12.3     DEFAULT REMEDIES
         Upon a material default by either party hereunder, the other party may, at its election, seek any remedies available to it, including termination of this Agreement and the J.V. Company, as provided in
         Section 13.



                                      SECTION 13

                                     TERMINATION


13.1     TERMINATION RIGHTS
         This Agreement may be terminated:

         a.   Under the circumstances described in Section 3.1;

                                       TELLABS CONTRACT NO.:  JDL940399LEG-00

         b. If the Partners' Committee determines that the J.V. Product or market concept is not achievable from either an economic or technological perspective; and/or

         c.   By written notice for any event of material default specified in
              Section 12.1 or Section 12.2.

13.2     SURVIVAL OF RIGHTS AND OBLIGATIONS
         The rights and obligations of any of the provisions hereof which, by their terms involve continuing obligations, shall be deemed to survive termination or expiration of this Agreement, in accordance with their terms.

13.3     EFFECT OF TERMINATION ON LICENSE RIGHTS
         a. In the event that the Agreement is terminated as provided in Sections 13.1(a) or (b) then, unless otherwise agreed, the Partners agree to liquidate the J.V. Company first by having any excess but not committed cash distributed back to Tellabs and AFC in such proportions as such Partner's total cash contributions to the J.V. Company bears to the total of all cash contribution made to the J.V. Company by both Partners (up to the full amount of such Partners cash contribution to the J.V. Company). Any remaining cash shall be split equally and the remaining assets distributed in a fair and equitable manner, and, in addition, all licenses will terminate and each Partner shall receive back full rights in the respective technology and/or market information supplied by it.

         b. In the event that the Agreement is terminated by one party due to the material default of the other as provided in Section 13.1(c), the licenses granted to the J.V. Company in Sections 4.1 and 4.2 will be convened to licenses to the non-defaulting party. Furthermore, in such event, and subject only to the payment of any applicable royalties pursuant to Section 9, the license shall be unrestricted and shall not be subject to the market restrictions set forth in Section 6. In order to secure the rights hereunder, each Partner shall be entitled to maintain, at its principal place of business and in the custody of its Legal Department, one duplicate copy of all UMC 1000 Technology and J.V. Product Technology, which shall be kept current at all times. Such duplicate copies shall not be used unless and until the rights under this subsection b are granted.

         c. In the event of a termination, the Partners will be obligated to agree upon terms and conditions which provide for continuing support for each Partner's embedded customer base.

                                       TELLABS CONTRACT No.: JDL940399LEG-00


                                      SECTION 14

                                    MISCELLANEOUS

14.1     GOVERNING LAW
         This Agreement shall be governed by the law of the State of California excluding its conflicts of laws provisions.

14.2     EXPORT
         The parties acknowledge that the materials made available to them hereunder and the direct product(s) produced through use thereof may be subject to the Export Administration Regulations of the United States Department of Commerce and other United States Government regulations relating to the export of technical data and equipment and product(s) produced therefrom. The parties are familiar with and agree to comply with all such regulations, including any future modifications thereof.

14.3     ENTIRE AGREEMENT
         This Agreement, including the Exhibits hereto, which are hereby expressly incorporated herein, and any other document incorporated by reference herein, constitutes the complete, final and exclusive understanding between Tellabs and AFC with respect to the subject matter hereof and supersedes any prior negotiations, discussions or agreements including but not limited to the Memorandum of Understanding dated January 13,1994.

14.4     WAIVER AND AMENDMENT
         No waiver, amendment or modification of any provision hereof shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy hereunder shall operate as a waiver of any such right, power or remedy.

14.5     NOTICES
         All notices, demands or consents required or permitted hereunder shall be in writing and shall be delivered by overnight delivery, facsimile (with confirmation copy by mail) or mailed to the respective parties at the addresses first set forth above or at such other address as shall have been given to the other party in writing for the purposes of its clause. Notices to AFC shall be sent to Attention: Daniel Steimle (Fax: 707-794-7777), with a copy to Attention: Michael Hatfield (Fax: 707-794-7777), at the same address. Notices to Tellabs shall be sent to Attention: Jon C. Grimes (Fax: 708-378-6721), with a copy to Attention: Legal Department (Fax: 708-512-7293), at the same address. Such notices and other communications shall be deemed effective upon the earliest to occur of (i) actual delivery, (ii) five days after mailing, addressed and postage prepaid, return receipt requested, as aforesaid, (iii) one (1) business day after transmission by

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         overnight delivery, or (iv) the day of receipt after transmission by facsimile where receipt has been confirmed.

14.6     SEVERABILITY
         In the event that any provision of this Agreement is held to be unenforceable or illegal, such provision shall be severed; and the entire Agreement shall not fail, but the balance of the Agreement shall continue in full force and effect. In such event, the parties agree to negotiate in good faith a substitute enforceable and legal provision which most nearly effects the intent of the parties in entering into this Agreement.

14.7     ASSIGNMENT/CHANGE IN CONTROL
         Except as expressly permitted by the terms of this Agreement, neither Tellabs nor AFC (or their Affiliates) shall be entitled to assign any of their rights or obligations hereunder without the express prior written consent of the other. In the event that either Tellabs or AFC (or either Partner, if different) become subject to an actual or potential change in ownership (or an actual or potential sale of substantially all of such parties' assets) ("Change in Control"), the party subject to such Change in Control shall be obligated to provide written notice to the other and shall obtain the other party's prior written consent to such Change in Control, which consent shall not be unreasonably withheld.

14.8     LEGAL EXPENSES
         The parties shall bear their own legal expenses and fees incurred on their respective behalfs with respect to this Agreement and the transactions contemplated hereby.

14.9     ATTORNEY'S FEES
         The prevailing party in any action arising out of this Agreement or the transactions contemplated hereby shall be entitled to recover its costs and its reasonable attorney's fees incurred therein.

14.10    RIGHTS AND REMEDIES CUMULATIVE
         The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

14.11    PUBLICITY
         The parties shall maintain the terms of this Agreement in confidence and neither party may originate any publicity, news release or other public announcement relating to this Agreement or die terms hereof without the prior written approval of the other party, except as otherwise required by law or governmental regulation (in which event reasonable prior notice shall be given to the other party).



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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

14.12    TIME OF ESSENCE
         Time is of the essence in all terms and conditions hereof. In determining any time period herein, the day upon which action is taken to start the period shall not be counted and the period shall end on the last designated day of the period.

14.13    FORCE MAJEURE
         Neither party shall be responsible for delays or failures in the performance resulting from acts of God, labor strikes, acts of war of civil disruption, governmental regulations imposed after the fact, public utility failures, industry-wide shortages of labor or material or natural disasters.

14.14    COMPLIANCE WITH LAWS
         In performing under this Agreement, each party shall comply with all federal, state, and local laws, ordinances, rules and regulations. A party violating or alleged, to have violated any federal, state, or local law, ordinance, rule or regulation shall defend and hold harmless the other party and the other party's Affiliates, Distributors, and End Users from any loss, damages or costs arising from or caused in any way by any such violation or alleged violation.

14.15    COUNTERPARTS
         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.



IN WITNESS WHEREOF, This Agreement has been duly executed and delivered by the parties as of the date first above written.


ADVANCED FIBRE COMMUNICATIONS                         TELLABS OPERATIONS, INC.



By: /s/Donald Green                              By: /s/Brian J. Jackman
   --------------------------                    ---------------------
Name: Donald Green                               Name: Brian J. Jackman
     ------------------------                          -------------------
Title: President & CEO                           Title: President
      -----------------------                           ------------------
Date: 4/18/94                                    Date: 4/21/94
     ------------------------                          -------------------



                                                                   Page 29 of 30
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                                       TELLABS CONTRACT NO.: JDL940399LEG-00


                                    EXHIBIT INDEX


    Exhibit
      A.      Pre-existing Technology and Licensed Enhancements

      B.      Compensation for Resources

      C.      Formula for Determining Prices for the Product

      D.      Schedule of Exceptions

      E.      Services Agreement

      F.      Cash Management, Disbursement, and Investment Policies





                                                                   Page 30 of 30

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00


                                      EXHIBIT D
                                SCHEDULE OF EXCEPTIONS


This Schedule of Exceptions is provided pursuant to the Joint Venture and Partnership Agreement dated as of April 11, 1994, between Advanced Fibre Communications ("AFC" or the "Company") and Tellabs Operations, Inc. ("Tellabs"). Unless otherwise indicated, defined terms used herein have the same meaning as set forth in the Agreement The Section references below correspond to the sections in the agreement modified hereby.

SECTION 4.1

    1. The Company has been in discussions with Harris Corporation which, in addition to other items, could result in Harris and AFC entering into an agreement to develop a version of the UMC 1000 integrated with the Harris product known as the Harris 20/20 switch. AFC warrants that the Harris agreement will prohibit the inclusion of integrated RF capability in any product developed between Harris and AFC during the period under which AFC and Tellabs are operating under the exclusivity of their agreement.

SECTION 6.1

    1. The product noted in 1. above, if developed, would include exclusive rights for Harris to market this product worldwide, except for North America.

    2. The Company is in the process of forming a joint venture in Hong Kong with Elec & Eltek, a Hong Kong publicly traded company, whose purpose will be for the manufacture and distribution of the Company's product within the PRC. Subject to certain performance milestones, this agreement provides the joint venture with exclusive marketing rights for the UMC 1000E within the PRC for an initial period of 18 months, with the right for 24 month extensions.

    3. The Company has signed an exclusive distribution agreement with PT Diavox Nusantara relating to the distribution, marketing and service of the Company's UMC 1000E in Indonesia. AFC reserved the right to sell equipment into the territory to systems engineering companies, end-users or OEM's. The agreement requires that certain minimum performance levels be met.

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

    4. The Company has signed an exclusive distribution agreement with Intelcom, S.A. de C.V. relating to the distribution, marketing and service of the Company's UMC 1000E in Mexico. The agreement requires that certain minimum performance levels be met.

    5. The Company entered into two License, Joint Development, Supply and Authorized Manufacturing Agreements with Industrial Technology Research Institute ("ITRI") dated September 25, 1992 related to the joint development of products based upon the Company's technology. These agreements provide for the transfer of certain of the Company's technology to ITRI.

    6. The Company entered into an exclusive distribution agreement in September 1993 with Amruss International Marketing Corporation to market the UMC 1000E in the Commonwealth of Independent States. The exclusive rights require certain minimum performance levels to be met and allows for AFC to sell to systems engineering companies or end-users not headquartered in the Territory.

    7. The Company entered into an exclusive distribution agreement in March 1994 with Amtelcom KFT to market the UMC 1000E in Hungary. The exclusive rights require certain minimum performance levels to be met and allows for AFC to sell to systems engineering companies, OEM's or end-users not headquartered in the Territory.

SECTION 8.2

    1. On April 15,1993, Donald Green filed a complaint in the Superior Court of the State of California in and for the County of Sonoma against DSC Communications Corporation et al. alleging breach of contact. The defendants answered the complaint on June 4, 1993 by generally denying each allegation therein.

    2. On July 20, 1993, DSC Communications Corporation ("DSC") and DSC Technologies Corporation (collectively the "Plaintiffs") filed a complaint against the Company, Alan Negrin, Henri Sulzer and Quadrium Corporation in the United States District Court, Eastern District of Texas, alleging, among other things, tortious interference with contractual relations against the Company, tortious interference with prospective contracts and business relationships against the Company, and civil conspiracy against all the defendants (Civil Action No. 2-93CV126).

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                                       TELLABS CONTRACT NO.: JDL940399LEG-00

         On August 26, 1993, the Plaintiffs' filed a First Amended Complaint, restating certain of the allegations in the original complaint and also seeking a judicial declaration that, among other, things, the Company's proprietary technology and products are property of Plaintiffs. The complaint, as amended, also seeks an injunction prohibiting the Company from using, transferring or disclosing certain proprietary information, products and property that the Plaintiffs allege belong to them. The complaint as amended, seeks punitive damages and attorneys' fees.

         Since August 26, 1993, numerous motions have been made, the defendants have filed counterclaims, discovery has begun, a trial date has been set, and an Offer of Judgement has been made to the Plaintiffs.

         The Company vigorously denies the allegations made by the Plaintiffs and intends to continue to contest the actions. In the opinion of management the allegations contained in the complaints are without merit, but the outcome of this litigation or the impact of such outcome on the Company cannot be predicted at this time, other than the impact from acceptance by the Offer of Judgement.

                                      EXHIBIT F.


                CASH MANAGEMENT, DISBURSEMENT, AND INVESTMENT POLICIES


CASH MANAGEMENT AND DISBURSEMENT POLICIES

The partnership shall establish a main account and a zero disbursement account at a bank approved by both parties.

An approved bank must satisfy the following minimum criteria:

    -    Minimum asset size of $3 billion.
    - Satisfactory rating from Thompson's Bank Watch and an "A" rating or better from Standard and Poor's.

The partnership will issue checks drawn against the zero disbursement account which will be funded, on an as needed basis, by the main account.

Signature authority and approval limits with respect to partnership disbursements are summarized below:



                                      [*]


INVESTMENT POLICY

Cash investments are limited to investments satisfying the criteria per the Tellabs Inc. Investment Policy, attached as Exhibit F.1.

The investment strategy shall be mutually agreed upon by Dan Steimle and Chris Birck or Robert Settles on a quarterly basis prior to investing available cash.

                                      EXHIBIT F1


                                    TELLABS, INC.
                                  INVESTMENT POLICY



                                      [*]